EXHIBIT 12.1
                             SUMMIT PROPERTIES INC.


               CALCULATION OF RATIOS OF EARNINGS TO FIXED CHARGES


                             (DOLLARS IN THOUSANDS)



                                                                                    YEAR ENDED DECEMBER 31,
                                                                ----------------------------------------------------------------
                                                                    1998         1997         1996         1995         1994
                                                                ------------ ------------ ------------ ------------ ------------
Income before minority interest of unitholders in Operating
 Partnership and extraordinary items ..........................     66,475     $ 31,934     $ 21,187     $ 15,051     $  8,527
Interest:
 Expense incurred .............................................     32,550       20,902       16,113       13,715       13,006
 Amortization of deferred financing costs .....................        956        1,057        1,025        1,087        1,061
                                                                    ------     --------     --------     --------     --------
 Total ........................................................   $ 99,981     $ 53,893     $ 38,325     $ 29,853     $ 22,594
                                                                  ========     ========     ========     ========     ========
Fixed charges:
 Interest expense .............................................   $ 32,550     $ 20,902     $ 16,113     $ 13,715     $ 13,006
 Interest capitalized .........................................      6,143        5,876        4,266        3,110          686
 Rental fixed charges .........................................        133          115          124          134          124
 Amortization of deferred financing costs .....................        956        1,057        1,025        1,087        1,061
                                                                  --------     --------     --------     --------     --------
   Total ......................................................   $ 39,782     $ 27,950     $ 21,528     $ 18,046     $ 14,877
                                                                  ========     ========     ========     ========     ========
Ratio of earnings to fixed charges ............................   $   2.51     $   1.93     $   1.78     $   1.65     $   1.52
                                                                  ========     ========     ========     ========     ========